Exhibit 1

ASX Release 13 December 2024 Results of 2024 Annual General Meeting and Change of Auditor In accordance with ASX Listing Rule 3.13.2 and section 251AA of the Corporations Act 2001 (Cth), the results of Westpac Banking Corporation’s (Westpac) 2024 Annual General Meeting (AGM) are attached. All resolutions put to the AGM were decided by way of poll. In accordance with ASX Listing Rule 3.16.3, Westpac also announces that KPMG has been appointed as Westpac’s external auditor with effect from the end of today’s AGM. For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000

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WESTPAC BANKING CORPORATION

RESULT OF ANNUAL GENERAL MEETING (ASX REPORT)

ANNUAL GENERAL MEETING
Friday, 13 December, 2024

As required by section 251AA(2) of the Corporations Act 2001 (Commonwealth) the following statistics are provided in respect of each resolution on the agenda.

Resolution Voted on at the meeting			Proxy Votes (as at proxy close)				Direct vote (as at proxy close):		Total votes cast in the poll (where applicable)			
No	**Short Description**	**Strike Y/N/NA**	***For***	***Against***	***Discretionary (open votes)***	***Abstain***	**For**	**Against**	***For***	***Against***	***Abstain *****	***Result***
2	APPOINTMENT OF AUDITOR OF WESTPAC BANKING CORPORATION	NA	1,622,045,187 95.78%	15,020,375 0.89%	12,448,890 0.74%	2,669,413	42,752,960 2.52%	1,252,462 0.07%	1,679,340,643 99.04%	16,312,793 0.96%	2,704,337	Carried
3	REMUNERATION REPORT	N	1,569,932,627 92.86%	65,843,842 3.89%	12,276,621 0.73%	4,416,095	32,854,422 1.94%	9,716,360 0.57%	1,616,430,113 95.52%	75,828,977 4.48%	4,464,342	Carried
4	GRANT OF EQUITY TO THE INCOMING MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER	NA	1,607,230,962 95.12%	27,053,576 1.60%	12,233,675 0.72%	6,271,556	31,353,516 1.86%	11,813,843 0.70%	1,652,286,129 97.68%	39,283,885 2.32%	6,306,530	Carried
5A	TO RE-ELECT NERIDA CAESAR AS A DIRECTOR	NA	1,636,260,508 96.65%	793,475 0.05%	12,499,781 0.74%	3,056,365	39,296,377 2.32%	4,205,731 0.25%	1,690,132,322 99.70%	5,056,656 0.30%	3,092,388	Carried
5B	TO RE-ELECT MARGARET SEALE AS A DIRECTOR	NA	1,540,909,812 91.13%	94,019,014 5.56%	12,485,646 0.74%	5,167,546	39,651,987 2.34%	3,890,001 0.23%	1,595,123,717 94.21%	97,966,185 5.79%	5,203,171	Carried
5C	TO ELECT ANDY MAGUIRE AS A DIRECTOR	NA	1,631,109,765 96.45%	4,380,841 0.26%	12,477,363 0.74%	4,854,331	40,208,816 2.38%	3,030,341 0.18%	1,685,871,992 99.56%	7,464,735 0.44%	4,893,797	Carried
6A	AMENDMENT TO THE CONSTITUTION	NA	101,625,276 6.20%	1,483,104,890 90.45%	12,490,551 0.76%	56,171,646	5,818,758 0.35%	36,731,729 2.24%	107,792,124 6.57%	1,533,654,066 93.43%	56,347,838	Not Carried
6B	TRANSITION PLAN ASSESSMENTS	NA	569,017,513 34.21%	1,039,295,142 62.49%	12,496,320 0.75%	32,672,003	5,415,897 0.33%	37,032,654 2.23%	Not put to the meeting	Not put to the meeting	Not put to the meeting	Not put to the meeting

** - Note that votes relating to a person who abstains on an item are not counted in determining whether or not the required majority of votes were cast for or against that item

Printed: 13/12/2024 This report was produced from the Link Market Services Meeting System Page 1 of 2

Resolution proposed but not put to the meeting No. Short Description Reason(s) for not putting to the meeting 6B TRANSITION PLAN ASSESSMENTS Transition Plan Assessments – Resolution 6(b) was not put to the meeting as it was contingent on Resolution 6(a) being passed as a special resolution Printed: 13/12/2024 This report was produced from the Link Market Services Meeting System Page 2 of 2